Exhibit 99.1

LIBERTY MEDIA REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Englewood, Colorado, May 6, 2011 — Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today reported first quarter results for Liberty Capital group, Liberty Interactive group and Liberty Starz group.  Highlights include(1):

•      Received favorable ruling from Delaware Court of Chancery on proposed split-off of Liberty Capital and Liberty Starz

•      Proxy statement declared effective and set shareholder vote for May 23rd

•      Grew consolidated QVC revenue by 4% with particular strength in Germany and the UK

•      Adjusted OIBDA(2) decreased less than 1%, but excluding the effects of the new agreement with GE Money Bank and Italy launch, adjusted OIBDA grew 4%

•      Operating income decreased 3%

•      Set a premiere viewership record for STARZ original series Camelot

•      Increased STARZ and ENCORE subscriptions by 10% and 6%, respectively

•      Value of Liberty’s stake in SiriusXM increased to $5.5 billion as of May 5, 2011

•      Repurchased $31 million of Liberty Capital stock, from February 1st through April 29th, 2011

“We are pleased with QVC’s results, particularly in light of the challenging economic environment for consumers and the tragedies in Japan,” stated Greg Maffei, Liberty President and CEO.  “At Starz, we posted strong financial results with robust subscriber growth and continue to execute on our original content strategy with solid viewership for both Spartacus: Gods of the Arena and Camelot.  We were extremely gratified to receive a favorable ruling from the Court regarding our split-off of Liberty Capital and Liberty Starz and plan to have our shareholder vote on May 23rd.  Pending a final, non-appealable ruling from the Court, we expect to complete the split-off this summer.”

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 7% to $2.2 billion and adjusted OIBDA decreased 1% to $378 million, while operating income decreased 2% to $213 million.  The decrease in adjusted OIBDA and operating income was primarily due to the impact of the earthquake and related disasters in Japan on QVC’s business during the quarter, QVC’s new agreement with GE Money Bank and the launch of QVC Italy.

QVC

QVC’s consolidated revenue increased 4% in the first quarter to $1.8 billion and adjusted OIBDA decreased less than 1% to $363 million.

“QVC drove solid revenue growth of 4% against a challenging prior year comparison,” stated Mike George, QVC President and CEO.  “While our consolidated adjusted OIBDA declined slightly from the prior year, this was driven by three extraordinary events: our Italy start-up, the change in our QCard program with GE Money Bank and the impact of the tragedies in Japan.  In the US, our 3% revenue growth in the first quarter contributed to a 14% two year growth rate, placing us among the faster growing large retailers in the US.  Exceptional revenue growth from new customers and eCommerce, inclusive of mobile, in the US, Germany and the UK, are the leading factors in this quarter’s performance.  We are committed to creating highly immersive shopping experiences with differentiated products, engaging personalities, high levels of community involvement and simultaneous engagement over multiple platforms - an experience that cannot be replicated by either store based or internet retailers.  A perfect example of this was March’s Red Carpet event celebrating the Oscars®, where we engaged our customer over multiple platforms through the creation of behind the scenes video blogs, contests on Facebook and QVC.com and live streaming tweets.”

QVC’s US revenue increased 3% in the first quarter to $1.2 billion and adjusted OIBDA was relatively flat.  Sales of electronics, beauty and accessories increased while jewelry sales declined.  The average selling price for the first quarter increased 7% from $51.16 to $54.83 while total units sold decreased 3% to 24 million.  Returns as a percent of gross product revenue decreased from 18.6% to 18.2% for the quarter.  QVC.com sales as a percentage of US sales grew from 32% in the first quarter of 2010 to 36% in the first quarter of 2011.  Overall, US adjusted OIBDA was negatively impacted by $10 million for the quarter due to the change in terms of our arrangement with GE Money Bank for our QCard that was effective in August 2010 as previously disclosed.  Excluding the negative impact of this arrangement, US adjusted OIBDA increased 3% for the first quarter.  The US adjusted OIBDA margin decreased 77 basis points to 21.8% for the quarter primarily due to the previously disclosed change in our QCard arrangement and a decrease in initial margins due to growth in electronics.

On March 11, 2011 there was a significant earthquake and related disasters in Japan.  As a result, QVC Japan experienced an interruption of its business and was off-air for 12 days.  The distribution center suffered moderate damage.  QVC maintains insurance coverage for property damage and certain business interruption circumstances, subject to approximately a $12 million deductible.  QVC has not yet determined the complete financial impact of the property damage, the impact to its future operations or the value, if any, of a related insurance claim.  Due to the nature of the events that caused QVC Japan to suspend their operations for a time in March, we estimate that approximately $24 million in revenue was lost based on prior year revenue during the same period.  Since QVC Japan has resumed its broadcast, sales have been running approximately 10% below prior year sales, due to the disruption in the country.  We cannot determine at this time when QVC Japan will return to sales levels we were experiencing before the earthquake and related disasters in Japan.  Additionally, management enacted a temporary employee pay policy to continue to pay employees during the off-air period, effectively causing QVC Japan’s variable labor costs to be fixed for a period of time.  These events described above negatively impacted QVC Japan’s and QVC’s consolidated adjusted OIBDA margin.

Despite this event, QVC’s international revenue increased 7% in the first quarter to $643 million including the impact of unfavorable exchange rates in Germany and Italy and favorable exchange rates in the UK and Japan.  International adjusted OIBDA decreased 2% to $103 million for the quarter.  Included in QVC’s international first quarter results is $10 million of adjusted OIBDA loss compared to $4 million in the prior year, related to QVC Italy operations that launched as planned in October 2010.  Excluding the effects of Italy, international adjusted OIBDA would have increased 4% for the quarter.  International adjusted OIBDA margins decreased 145 basis points for the quarter due primarily to the negative impact of QVC Italy’s early stage operations and the temporary suspension of QVC Japan operations.  Excluding Italy, international adjusted OIBDA margin would have decreased 45 basis points.

QVC UK’s revenue grew 5% in local currency due primarily to the increased sales of electronics.  QVC UK’s average selling price in local currency increased 3% and units sold increased 4% for the quarter.  QVC UK’s adjusted OIBDA increased 11% in local currency for the quarter with the adjusted OIBDA margin increasing 26 basis points due primarily to lower obsolescence expense and freight savings.

QVC Germany’s revenue grew 13% in local currency for the quarter through increased sales in apparel, health and fitness and accessories.  QVC Germany’s average selling price in local currency increased 3% for the quarter with units sold increasing 13%.  QVC Germany’s adjusted OIBDA increased 18% in local currency and the adjusted OIBDA margin increased 78 basis points for the quarter due primarily to lower inventory obsolescence expense.

QVC Japan’s revenue and adjusted OIBDA decreased 9% and 19%, respectively, in local currency for the quarter due to the suspension of operations related to the earthquake and related disasters.  In addition, the results were impacted by QVC’s decision to pay all employees during the off-air period and the negative leverage impact of QVC’s fixed fee broadcasting distribution arrangements.  QVC Japan also contributed close to $2 million to local charitable restoration efforts.

QVC Italy continues to ramp up its operations with its sales coming primarily from the beauty and home product categories.  QVC Italy’s revenue for the quarter was $4 million with an adjusted OIBDA loss of $10 million as mentioned above.

QVC’s outstanding bank and bond debt was $2.8 billion at March 31, 2011.

eCommerce Businesses

In the aggregate, the eCommerce businesses increased revenue 21% to $324 million for the quarter as each company reported an increase in revenue for the three-month period.  Adjusted OIBDA increased 61% to $29 million for the quarter and operating income increased 100% to $8 million.  The three months ended March 31, 2010 included the results of a start-up that was deconsolidated in the third quarter of 2010.  Excluding the results of the start-up for the three months ended March 31, 2010, adjusted OIBDA increased 32%, and operating income was flat due to the revenue increase and leveraging of fixed costs.

Share Repurchases

There were no repurchases of Liberty Interactive stock from February 1, 2011 through April 29, 2011.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and The Right Start, and its interests in, HSN, Tree.com, Interval Leisure Group, Expedia and Lockerz.  Liberty has identified wholly-owned QVC as the principal operating segment of the Liberty Interactive group.

LIBERTY STARZ GROUP — Results for Liberty Starz group primarily represent results of Starz, LLC.  The following discussion regarding the results of Starz, LLC include the legacy Starz Entertainment and the legacy Starz Media businesses for the three months ended March 31, 2011.  The historical results for Starz for the three months ended March 31, 2010 only include the historical results for the legacy Starz

Entertainment business , as the change in attribution of Starz Media from Liberty Capital to Liberty Starz became effective as of September 30, 2010.

Starz, LLC’s revenue increased 28% to $391 million for the first quarter, an increase of $86 million.  The additional revenue from the legacy Starz Media businesses contributed approximately $65 million of such increase.  The remaining increase in the period can be attributed to the legacy Starz Entertainment business as a result of a $4 million increase due to higher effective rates for the channels and $6 million due to growth in the average number of subscriptions.  Additionally, there was approximately $11 million in additional ancillary revenue related to television rights and home video for STARZ original content.  Revenue associated with the legacy Starz Media businesses was significantly less than the corresponding prior year period primarily due to the wide release of two theatrical films in the first quarter of 2010 and no theatrical releases in the current period along with the release on home video of three significant theatrical films in the prior year as compared to only one in the current period.

Starz, LLC’s adjusted OIBDA increased 24% to $131 million, a $25 million increase and operating income increased 25% to $124 million.  Approximately $15 million of the adjusted OIBDA increase was contributed by the legacy Starz Media businesses.  As discussed above, the reduced theatrical and home video releases resulted in lower revenue which was more than offset by no current period spending on marketing, advertising, production and acquisition costs associated with the theatrical exhibition of such productions.  STARZ’ subscription units increased 10% and ENCORE subscriptions increased 6% compared to the first quarter of 2010.

“The first quarter marked another period of solid results and new highs in subscriptions to the STARZ and ENCORE flagship channels,” said Chris Albrecht, Starz, LLC, President and CEO.  “Performance of our current original dramatic series, Camelot, has surpassed expectations and continued our momentum with successful original programming.  The legacy Starz Media businesses had positive results in the first quarter, with Anchor Bay benefitting from improved operational performance.  Anchor Bay is positioned for the future to benefit from a home video distribution pipeline that now includes content from The Weinstein Company, Starz Originals, and such titles as The Walking Dead, which we are distributing for AMC.”

Share Repurchases

There were no repurchases of Liberty Starz stock from February 1, 2011 through April 29, 2011.  Liberty has approximately $447 million remaining under its Liberty Starz stock repurchase authorization.

The businesses and assets attributed to Liberty Starz group are primarily engaged in the production and distribution of video programming and related businesses.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased to $581 million while adjusted OIBDA and operating income increased to $358 million and $343 million, respectively, for the first quarter.  The increase in revenue is primarily due to the impact of a one-time recognition of previously deferred revenue and cost at TruePosition, partially offset by the change in attribution of Starz Media from Liberty Capital to Liberty Starz which was effective September 30, 2010.  The increase in adjusted OIBDA is primarily due to the one-time recognition of previously deferred revenue and cost at TruePosition.

Share Repurchases

From February 1, 2011 through April 29, 2011, Liberty repurchased approximately 430,000 shares of Series A Liberty Capital common stock at an average cost per share of $72.34 for total cash consideration of $31.1 million.  Since the reclassification of Liberty Capital on March 4, 2008 through April 29, 2011, Liberty has repurchased 50.9 million shares at an average cost per share of $25.35 for total cash consideration of $1.3 billion.  These repurchases represent 39.4% of the shares outstanding.  Liberty had approximately $310.6 million remaining under its Liberty Capital stock repurchase authorization on April 29, 2011.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Starz group and include its subsidiaries Starz Media (through September 30, 2010), TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), its interests in SiriusXM, and minority interests in Live Nation, Time Warner, and Viacom.

FOOTNOTES

1)     Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 11:00 a.m. (ET) on May 6, 2011.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)     For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Starz group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2011 to the same period in 2010.

On September 16, 2010, Liberty Media’s board of directors approved a change in attribution of Liberty Media’s interest in Starz Media from its Capital group to its Starz group, effective September 30, 2010.  The historical results for the three months ended March 31, 2010, June 30, 2010, and September 30, 2010 only include the historical results for the legacy Starz Entertainment business operations, as the change in attribution of Starz Media from Liberty Capital to Liberty Starz became effective as of September 30, 2010.  Results for the three months ended December 31, 2010 and March 31, 2011 include the legacy Starz Entertainment and the legacy Starz Media businesses.

On February 9, 2011, Liberty Media’s Board of Directors approved the change in attribution of (i) approximately $1.138 billion principal amount of Liberty Media LLC’s 3.125% Exchangeable Senior Debentures due 2023 (the “TWX Exchangeable Notes”), (ii) 21,785,130 shares of Time Warner Inc. common stock, 5,468,254 shares of Time Warner Cable Inc. common stock and 1,980,425 shares of AOL, Inc. common stock, which collectively represent the basket of securities into which the TWX Exchangeable Notes are exchangeable and (iii) $263.8 million in cash from the Capital Group to the Interactive Group, effective February 9, 2011 (the “TWX Reattribution”).  The TWX Reattribution had no effect on the assets and liabilities attributed to the Starz Group, nor did it effect any change to the obligor of the TWX Exchangeable Notes, which remains Liberty Media LLC.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	December 31, 2010	March 31, 2011
Expedia(1)	1,737	1,569
HSN(1)	568	593
Interval Leisure Group and Tree.com(1)	294	288
Non Strategic Public Holdings(2)	—	1,207
Total Attributed Liberty Interactive Group	2,599	3,657

SIRIUS XM debt and equity(3)	4,650	4,661
Live Nation debt and equity	389	362
Non-strategic public holdings(4)	2,482	1,336
Total Attributed Liberty Capital Group	7,521	6,359

(1)   Represents fair value of Liberty’s investments.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)   Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Non-strategic public holdings increased at Liberty Interactive group as a result of the TWX Reattribution.

(3)   Represents the fair value of Liberty’s various debt and equity investments in SIRIUS XM.  The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock.  In accordance with GAAP, Liberty accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(4)   Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $1,219 million and $1,125 million on December 31, 2010 and March 31, 2011, respectively.  Non-strategic public holdings decreased at Liberty Capital group as a result of the TWX Reattribution.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	December 31, 2010	March 31, 2011
Cash and Liquid Investments Attributable to:
Liberty Interactive group(1)	1,089	1,350
Liberty Starz group(2) (3)	1,120	1,290
Liberty Capital group(4) (5)	1,546	1,319
Total Liberty Consolidated Cash and Liquid Investments	3,755	3,959

Less:
Short-term marketable securities — Liberty Interactive group	—	111
Short-term marketable securities — Liberty Starz group	175	149
Long-term marketable securities — Liberty Starz group	67	97
Short-term marketable securities — Liberty Capital group	334	165
Total Liberty Consolidated Cash (GAAP)	3,179	3,437

Debt:
Senior notes and debentures(6)	1,115	1,115
Senior exchangeable debentures(7)	1,960	3,096
QVC senior notes(6)	2,000	2,000
QVC bank credit facility	785	781
Other	79	53
Total Attributed Liberty Interactive Group Debt	5,939	7,045
Unamortized discount	(22)	(22)
Fair market value adjustment	(737)	(404)
Total Attributed Liberty Interactive Group Debt (GAAP)	5,180	6,619

Other	105	81
Total Attributed Liberty Starz Group Debt (GAAP)	105	81

Senior exchangeable debentures(7)	1,138	—
Bank investment facility	750	750
Total Attributed Liberty Capital Group Debt	1,888	750
Fair market value adjustment	145	—
Total Attributed Liberty Capital Group Debt (GAAP)	2,033	750

Total Consolidated Liberty Debt (GAAP)	7,318	7,450

(1)   Includes $111 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2011.

(2)   Includes $175 million and $149 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2010 and March 31, 2011, respectively.

(3)   Includes $67 million and $97 million of marketable securities with an original maturity greater than one year as of December 31, 2010 and March 31, 2011, respectively, which is reflected in investments in available-for-sale securities in Liberty’s condensed consolidated balance sheet.

(4)   Includes $334 million and $165 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2010 and March 31, 2011, respectively.

(5)   Excludes $503 million and $590 million of restricted cash on December 31, 2010 and March 31, 2011, respectively, associated with the bank investment facility which is reflected in other long-term assets in Liberty’s December 31, 2010 consolidated balance sheet and in current restricted cash at March 31, 2011, respectively.

(6)   Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(7)   Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash increased $261 million, primarily due to cash flow from operations at QVC and the $264 million received from the Liberty Capital group in connection with the TWX Reattribution.  These cash inflows were partially offset by capital expenditures, subsidiary debt payments and intergroup tax payments.  Total attributed Interactive group debt increased by $1,138 million as a result of the TWX Reattribution.  This increase was partially offset by other subsidiary debt repayments.

Total attributed Liberty Starz group cash increased $171 million, primarily as a result of cash flow from operations at Starz LLC and intergroup tax receipts.  Total attributed Starz group debt decreased $24 million as a result of payments.

Total attributed Liberty Capital group cash decreased $227 million, primarily due to the TWX Reattribution and $80 million of LCAPA stock repurchases.  These cash outflows were partially offset by returns on debt investments related to Liberty Capital’s bank investment facility.  Total attributed Capital group debt decreased $1,138 million as a result of the TWX Reattribution.

Important Notice: Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB,) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 11:00 a.m. (ET) on May 6, 2011.  The call can be accessed by dialing (888) 293-6979 or (719) 325-2234 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 8:00 p.m. (ET) May 13, 2011, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 6157921#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product launches, the impact of the Japanese tragedies, the proposed split-off of our Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, the ability of QVC Japan to restore to pre-disaster sales levels, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to Liberty Splitco, Inc.’s effective registration statement. Liberty stockholders and other investors are urged to read the effective registration statement on file with the SEC, including Liberty’s proxy statement/prospectus contained therein, because they contain important information about the split-off. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding the directors and executive officers of each of Liberty and the split-off entity and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the definitive proxy materials on file with the SEC.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz, LLC) owned by Liberty at March 31, 2011.

Results for the Liberty Starz group include the legacy Starz Entertainment and the legacy Starz Media businesses for the three months ended December 31, 2010 and March 31, 2011.  The historical results for the three months ended March 31, 2010, June 30, 2010, and September 30, 2010 only include the results for the legacy Starz Entertainment business operations, as the change in attribution of Starz Media from Liberty Capital to Liberty Starz became effective as of September 30, 2010

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA provides useful information for investors.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q10	2Q10	3Q10	4Q10	1Q11
Liberty Interactive Group
QVC
Revenue — US	1,156	1,193	1,167	1,719	1,192
Revenue — International	601	565	604	802	643
Revenue — Total	1,757	1,758	1,771	2,521	1,835
Adjusted OIBDA — US	261	303	261	364	260
Adjusted OIBDA — International	105	100	108	169	103
Adjusted OIBDA — Total	366	403	369	533	363
Operating income — US	161	201	159	261	159
Operating income — International	71	69	76	132	66
Operating income — Total	232	270	235	393	225
Gross margin — US	35.6%	37.3%	35.9%	33.1%	35.1%
Gross margin — International	36.6%	36.9%	37.4%	37.7%	36.9%

Liberty Starz Group
Starz LLC(1)
Revenue	305	308	316	400	391
Adjusted OIBDA	106	107	92	110	131
Operating income	99	102	87	70	124
Subscription units — Starz	17.1	17.3	17.4	18.2	18.8
Subscription units — Encore	31.1	31.9	32.0	32.8	33.1

(1)          Includes the legacy Starz Entertainment and the legacy Starz Media businesses for the three months ended December 31, 2010 and March 31, 2011 and only legacy Starz Entertainment results for the three months ended March 31, 2010, June 30, 2010, and September 30, 2010 as the change in attribution of Starz Media from Liberty Capital to Liberty Starz became effective as of September 30, 2010.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC (and certain of its subsidiaries), the eCommerce businesses, and Starz, LLC, together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization, restructuring and impairment charges and gains on legal settlements that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Starz group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, and March 31, 2011, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q10	2Q10	3Q10	4Q10	1Q11
Liberty Interactive Group
Adjusted OIBDA	381	428	373	564	378
Depreciation and amortization	(141)	(139)	(141)	(150)	(149)
Stock compensation expense	(22)	(15)	(12)	(18)	(16)
Operating Income	218	274	220	396	213

Liberty Starz Group
Adjusted OIBDA	103	103	89	106	126
Depreciation and amortization	(5)	(4)	(7)	(2)	(5)
Stock compensation expense	(6)	(3)	(5)	(38)	(5)
Impairment of long-lived assets	—	—	—	(4)	—
Operating Income	92	96	77	62	116

Liberty Capital Group
Adjusted OIBDA	(43)	(59)	25	—	358
Depreciation and amortization	(16)	(21)	(20)	(15)	(16)
Stock compensation expense	(11)	(3)	(8)	(9)	(6)
Gain on legal settlement	—	—	—	48	7
Operating Income (Loss)	(70)	(83)	(3)	24	343

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes for the quarters ended March 31, 2010 and 2011, respectively.

(amounts in millions)	2010	2011
Liberty Interactive group	$381	$378
Liberty Starz group	103	126
Liberty Capital group	(43)	358
Consolidated Adjusted OIBDA	$441	$862

Consolidated segment adjusted OIBDA	$441	$862
Stock-based compensation	(39)	(27)
Depreciation and amortization	(162)	(170)
Legal settlement	—	7
Interest expense	(170)	(117)
Share of earnings of affiliates, net	9	15
Realized and unrealized gains on financial instruments, net	167	43
Gains (losses) on dispositions, net	363	(2)
Other, net	(2)	43
Earnings from Continuing Operations Before Income Taxes	$607	$654

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), the eCommerce businesses and Starz, LLC to that entity or group’s operating income (loss) calculated in accordance with GAAP for the three months ended  March 31, 2010, June 30, 2010, September, 30, 2010, December 31, 2010 and March 31, 2011, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q10	2Q10	3Q10	4Q10	1Q11
Liberty Interactive Group
QVC
QVC US adjusted OIBDA	261	303	261	364	260
QVC UK adjusted OIBDA	19	22	25	43	21
QVC Germany adjusted OIBDA	42	30	38	71	49
QVC Japan adjusted OIBDA	48	53	54	69	43
QVC Italy adjusted OIBDA	(4)	(5)	(9)	(14)	(10)
QVC International adjusted OIBDA	105	100	108	169	103

Total QVC adjusted OIBDA	366	403	369	533	363
Depreciation and amortization	(129)	(129)	(129)	(136)	(134)
Stock compensation expense	(5)	(4)	(5)	(4)	(4)
Operating Income	232	270	235	393	225

eCommerce Businesses
Adjusted OIBDA	18	28	10	47	29
Depreciation and amortization	(10)	(11)	(12)	(15)	(16)
Stock compensation expense	(4)	(9)	2	(4)	(5)
Operating Income	4	8	—	28	8

Liberty Starz Group
Starz, LLC(1)
Adjusted OIBDA	106	107	92	110	131
Depreciation and amortization	(4)	(4)	(3)	(5)	(5)
Stock compensation expense	(3)	(1)	(2)	(35)	(2)
Operating Income	99	102	87	70	124

(1)          Includes the legacy Starz Entertainment and the legacy Starz Media businesses for the three months ended December 31, 2010 and March 31, 2011 and only legacy Starz Entertainment results for the three months ended March 31, 2010, June 30, 2010, and September 30, 2010 as the change in attribution of Starz Media from Liberty Capital to Liberty Starz became effective as of September 30, 2010..